006 Putnam Vista Fund attachment
7/31/05 Annual

Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended July 31, 2005, Putnam Management has
assumed $106,860 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.


74U1 (000s omitted)

Class A	197,559
Class B	61,099
Class C	4,037

74U2 (000s omitted)

Class M	4,371
Class R	25
Class Y	24,532

74V1

Class A	10.11
Class B	8.83
Class C	9.63

74V2

Class M	9.40
Class R	10.06
Class Y	10.50